Exhibit 99.1

Contact:

Audra Burke

(303) 218-5455

CARRIER ACCESS REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

BOULDER, Colo.—(MARKET WIRE)—October 30, 2006—Carrier Access Corporation (NASDAQ: CACS), a manufacturer of broadband communications equipment, today reported third quarter 2006 revenue of $16.1 million, down approximately 23% from $20.9 million reported in the third quarter of 2005. Revenue for the nine months ended September 30, 2006 was $62.9 million, up approximately 15% from $54.5 million reported from the comparative nine months ended September 30, 2005.

On a GAAP basis, net loss for the third quarter of 2006 was $(5.5 million), or $(0.16) per diluted share as compared with a GAAP net loss of $(837,000), or $(0.02) per diluted share for the third quarter of 2005. The GAAP net loss for the nine months ended September 30, 2006 was $(6.3 million), or $(0.19) per diluted share, compared with a GAAP net loss of $(7.3 million) or $(0.21) per diluted share for the comparative nine months ended September 30, 2005.

Non-GAAP net loss in the third quarter of 2006 was $(4.5 million), or $(0.13) per diluted share, compared to a non-GAAP net loss of $(530,000) or $(0.02) per diluted share for the third quarter of 2005. Non-GAAP net loss for the nine months ended September 30, 2006 was $(3.5 million) or $(0.10) per diluted share, compared to a non-GAAP net loss of $(6.4 million) or $(0.18) per diluted share for the nine months ended September 30, 2005. Non-GAAP financial measures exclude stock-based compensation expense and amortization of purchased intangibles, including any income tax effects.

GAAP net loss for the three and nine months ended September 30, 2006 includes stock-based compensation expense related to the adoption of Statement of Financial Accounting Statement SFAS 123(R) of $639,000, or $0.02 per diluted share, and $1,823,000 or $0.05 per diluted share, respectively. GAAP net loss for the comparative three and nine month periods ended September 30, 2005 did not include stock-based compensation expense. Including the pro-forma stock-based compensation expense previously disclosed in Carrier Access’ condensed consolidated financial statement footnotes, GAAP net loss for the three and nine month periods ended September 30, 2005 would have been $(1,342,000) or $(0.04) per diluted share and $(9,349,000) or $(0.27) per diluted share, respectively.1

The reconciliation of the GAAP net income and per share amounts to the respective non-GAAP amounts for the three and nine months ended September 30, 2006 and 2005 is set forth at the end of this press release.

“The decline in our third quarter revenues was disappointing, however, we do not view the current quarter as indicative of a negative long-term trend. Our quarterly decline in revenue was due primarily to lower sales to one large customer”, said Roger Koenig, President and CEO of Carrier Access.

Koenig added, “Carrier Access is dedicated to diversifying our customer base. We continue to see increased interest in our new product platforms both internationally and domestically. We are continuing our investment in research and development related to our new product portfolios, as we believe these investments will allow us to expand both our technology and customer base to provide growth in 2007.”

“We are taking steps to streamline our expenses and improve our operational efficiencies in order to reestablish profitability in 2007. As a component of our global expansion plans, we have recently acquired a development lab in Shanghai China. This investment will help to lower our contractor R&D expenses, while accelerating the development of product additions to meet customer requirements. In addition, Carrier Access has established initiatives to optimize our manufacturing resources and increase our product gross margins with a progressive plan of improvements.”

Carrier Access will hold a conference call today, October 30, 2006 at 4:30 p.m. ET to review third quarter results. The call is open to the public. Those who wish to participate should dial (703) 639-1309, domestically or internationally, at least fifteen minutes prior to the scheduled start time for the call and reference Carrier Access Third Quarter 2006 Earnings Call. The conference call will be available live via the Internet by accessing the Carrier Access web site at http://www.carrieraccess.com under the Investor Relations section. An online replay of the conference call, as well as the text of the Company’s earnings release, will also be available on the Investor Relations site at http://www.carrieraccess.com.

About Carrier Access Corporation

Carrier Access (NASDAQ: CACS) provides consolidated access technology designed to streamline the communication network operations of service providers, enterprises and government agencies. Carrier Access products enable customers to consolidate and upgrade access capacity, and implement converged IP services while lowering costs and accelerating service revenue. Carrier Access’ technologies help our customers do more with less. For more information, visit www.carrieraccess.com.

This press release contains forward-looking statements, within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, concerning the effect of our investment in research and development, our growth prospects in wireless and converged access and sales of our products. These statements are subject to risks and uncertainties, including potential discrepancies between management’s current estimates and the final operating results for 2006. Our results of operations for the three and nine months ended September 30, 2006 are unaudited and subject to change. We caution that actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, continuing uncertainty regarding general economic conditions, changes in capital spending by carriers and telecommunications companies, market acceptance of our products, dependence on a single customer and other problems with or at our customers, distributors, OEMs and/or suppliers, growth rates within our industry, the financial stability of our customers, the introduction of new competition and technologies, and other risks and uncertainties including those factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, Quarterly Reports on Form 10-Q for the three and six months ended March 31 and June 30, 2006 and other documents periodically filed with the Securities and Exchange Commission. We do not undertake any obligation to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

[1]	Pro-forma compensation expense under SFAS 123, among other computational differences, does not consider potential pre-vesting forfeitures. Because of these differences, the pro-forma stock compensation expense presented above for the prior three and nine month periods ended September 30, 2005 under SFAS 123 and the stock compensation expense recognized during the current three and nine month periods ended September 30, 2006 under SFAS 123(R) are not directly comparable. In accordance with the modified prospective transition method of SFAS 123(R), the prior comparative quarterly results have not been restated.

CARRIER ACCESS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except per share data)

	September 30, 2006	December 31, 2005
Assets
Current Assets
Cash and cash equivalents	$72,542	$55,279
Investments in marketable securities	40,584	53,165
Accounts receivable, net of allowance for doubtful accounts of $267 and $860 at September 30, 2006 and December 31, 2005, respectively	9,768	10,922
Income tax receivable	66	56
Deferred income taxes	239	239
Inventory, net	21,311	24,506
Prepaid expenses and other current assets	2,582	2,720

Total current assets	147,092	146,887
Property and equipment, net	10,634	11,002
Goodwill	7,588	7,588
Intangible assets, net	4,333	5,268

Total Assets	$169,647	$170,745

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$9,225	$8,516
Accrued payroll and related liabilities	4,305	3,422
Other accrued liabilities	1,645	1,021
Deferred revenue	253	422

Total current liabilities	15,428	13,381

Deferred income taxes	239	239

Total Liabilities	15,667	13,620

Stockholders’ Equity
Preferred stock, $0.001 par value, 5,000 shares authorized and no shares issued or outstanding at September 30, 2006 and December 31, 2005
Common stock, $0.001 par value, 60,000 shares authorized, 34,204 shares issued and outstanding at September 30, 2006, and 33,783 shares issued and outstanding at December 31, 2005	34	34
Additional paid-in capital	186,934	183,995
Accumulated deficit	(32,829)	(26,542)
Cumulative other comprehensive loss	(159)	(362)

Total Stockholders’ Equity	153,980	157,125

Total Liabilities and Stockholders’ Equity	$169,647	$170,745

CARRIER ACCESS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenue, net of allowances for sales returns	$16,083	$20,862	$62,897	$54,483
Cost of sales	9,862	11,918	34,387	32,789

Gross Profit	6,221	8,944	28,510	21,694

Operating Expenses
Research and development	6,953	4,138	19,550	13,195
Sales and marketing	3,855	2,623	10,791	9,155
General and administrative	2,003	3,411	7,445	7,127
Bad debt expense (recoveries)	25	38	(74)	424
Restructuring charges	—	84	—	453
Intangible asset amortization	307	307	921	921

Total Operating Expenses	13,143	10,601	38,633	31,275

Loss from Operations	(6,922)	(1,657)	(10,123)	(9,581)
Interest income	1,458	820	3,813	2,286

Loss before Income Taxes	(5,464)	(837)	(6,310)	(7,295)

Provision for income taxes (benefit)	(18)	—	(25)	—

Net Loss	$(5,446)	$(837)	$(6,285)	$(7,295)

Loss per share
Basic and diluted	$(0.16)	$(0.02)	$(0.19)	$(0.21)

Weighted average common shares
Basic and diluted	34,084	34,671	33,921	34,608

CARRIER ACCESS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended September 30,
	2006	2005
Cash Flows from Operating Activities
Net loss	$(6,285)	$(7,295)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization expense	2,631	3,064
Provisions for doubtful accounts	106	424
Stock-based compensation	1,824	28
Changes in operating assets and liabilities:
Accounts receivable	1,011	(1,951)
Income tax receivable	(10)	94
Inventory	3,195	3,145
Prepaid expenses and other	(237)	2,141
Accounts payable and accrued expenses	2,294	(921)

Net cash provided (used) by operating activities	4,529	(1,271)

Cash Flows from Investing Activities
Purchases of equipment and real property	(1,328)	(1,394)
Purchases of marketable securities	(28,869)	(41,581)
Sales of marketable securities available for sale	41,815	45,499

Net cash provided by investing activities	11,618	2,524

Cash Flows from Financing Activities
Proceeds from exercise of stock options	1,116	496

Net cash provided by financing activities	1,116	496

Net Increase in Cash and Cash Equivalents	17,263	1,749
Cash and cash equivalents at beginning of the period	55,279	46,753

Cash and cash equivalents at end of the period	$72,542	$48,502

Reconciliations to the Nearest Non-GAAP Measure

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
US GAAP: Net Loss Reported	$(5,446)	$(837)	$(6,285)	$(7,295)
Add: Stock-based compensation expense	639	—	1,823	—
Amortization of purchased intangibles	307	307	921	921

NON-GAAP Net Loss	$(4,500)	$(530)	$(3,541)	$(6,374)

US GAAP: Net Loss reported per share – basic and diluted	$(0.16)	$(0.02)	$(0.19)	$(0.21)

NON-GAAP: Net Loss per share – basic and diluted	$(0.13)	$(0.02)	$(0.10)	$(0.18)

Use of Non-GAAP Financial Information

To supplement our condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (GAAP), we provide investors with certain non-GAAP financial measures, including non-GAAP net income (loss) and non-GAAP diluted net income (loss) per share. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for net income (loss) or diluted net income (loss) per share prepared in accordance with GAAP. We believe that these non-GAAP measures are used by and are useful to investors and other users of our financial statements in evaluating our operating results and comparative trends, as well as to facilitate comparisons with our historical operating results. The non-GAAP results are an indicator of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results and are excluded by management for purposes of evaluating performance against internal budgets and in making operational decisions. In addition, these non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables above.

Pro-forma compensation expense under SFAS 123, among other computational differences, does not consider potential pre-vesting forfeitures. Because of these differences, the pro-forma stock compensation expense presented above for the prior three and nine month periods ended September 30, 2005 under SFAS 123 and the stock compensation expense recognized during the current three and nine month periods ended September 30, 2006 under SFAS 123(R) are not directly comparable. In accordance with the modified prospective transition method of SFAS 123(R), the prior comparative quarterly results have not been restated.